Exhibit 99.1
Eastern Bankshares, Inc. Reports Fourth Quarter 2020 Financial Results
Company Initiates Quarterly Cash Dividend

BOSTON, January 28, 2021 (BUSINESS WIRE)-- Eastern Bankshares, Inc. (the “Company,” or together with its affiliates and subsidiaries, “Eastern”) (NASDAQ Global Select Market: EBC), the stock holding company of Eastern Bank, today announced 2020 fourth quarter financial results and the initiation of a quarterly cash dividend.

Concurrent with its mutual-to-stock conversion and as described in the prospectus for its initial public offering (“IPO”), the Company made a one-time donation of 7.5 million shares of common stock to the Eastern Bank Charitable Foundation (“EBCF”) at a total market value of $91.3 million. This contribution resulted in a net loss of $44.1 million for the fourth quarter of 2020, or $0.26 per share, compared to net income of $28.5 million reported for the prior quarter. Operating net income* was $31.6 million for the quarter, or $0.18 per share, for the fourth quarter of 2020, compared to $32.3 million reported for the prior quarter.

“We are very pleased with our operating results for the fourth quarter as well as our dividend initiation, and thank our colleagues for their outstanding efforts,” said Bob Rivers, Chief Executive Officer and Chair of the Board of Eastern Bankshares, Inc. and Eastern Bank. “We are thrilled to have completed our stock offering and to be trading publicly, which are major steps forward in building upon our more than 202-year history of providing competitive financial products and services and an outstanding customer experience. As I reflect on the year, I’m especially proud of the 8,800 Paycheck Protection Program (“PPP”) loans totaling $1.1 billion that we delivered to businesses in need, the third most among lenders in Massachusetts. This is all being accomplished during the COVID-19 pandemic which has had, and continues to have, an adverse effect on our customers, colleagues and the markets in which we operate. We continue to carefully monitor and adapt to it, while keeping the safety and well-being of our colleagues and customers a priority.”

“The transformative, one-time donation of $91.3 million of stock to the Eastern Bank Charitable Foundation, a condition of the stock offering, positions our Foundation to continue to support the communities we serve and address society’s most vexing challenges in a meaningful way,” added Rivers.

The Company also announced the initiation of a quarterly cash dividend of $0.06 per share as part of its capital management strategy.

Rivers continued, “Given our Company’s current strength and our history of generating strong cash flows, we believe that we can both invest in the business and return capital to shareholders. Our initiation of a quarterly dividend demonstrates our confidence in our ability to drive growth and effectively deploy capital while delivering value to our shareholders.”

SELECTED FINANCIAL HIGHLIGHTS

•Net loss was $44.1 million, or $0.26 per share, for the fourth quarter due to the stock contribution to the EBCF.
•Operating net income* was $31.6 million, or $0.18 per share, for the fourth quarter.
•Book value and tangible book value per share* were $18.36 and $16.34, respectively, at December 31, 2020.
•At December 31, 2020, $332.7 million in loan balances remained under modified payment terms due to the COVID-19 pandemic, down from $701.2 million at September 30, 2020. Provision for credit losses was $900 thousand in the fourth quarter compared to $700 thousand in the prior quarter.

BALANCE SHEET

Total assets were $16.0 billion at December 31, 2020, representing an increase of $503.6 million or 3% from September 30, 2020.

•Available-for-sale securities increased $976.2 million, or 44% on a consecutive quarter basis, to $3.2 billion, as excess liquidity was deployed into U.S. Agency securities. Cash and equivalents declined to $2.1 billion from $2.3 billion, a $274.0 million quarter over quarter decline.
•Total loans were $9.7 billion, representing a decrease of $213.7 million or 2% from the prior quarter as paydowns outpaced new originations. The main contributing factor was the forgiveness or paydown of PPP loans which totaled $97.4 million for the fourth quarter, reducing total PPP loans to $1.0 billion.
•Deposits totaled $12.2 billion representing a decrease of $1.2 billion, or 9%, from September 30, 2020. The decline in deposits resulted primarily from the use of funds on deposit by certain deposit holders to satisfy their stock subscription orders during the Company’s IPO in the fourth quarter.

•Shareholders’ equity was $3.4 billion, representing an increase of $1.7 billion or 100% from the prior quarter. The increase was attributable to the capital raised during the Company’s mutual-to-stock conversion and IPO completed on October 14, 2020.
•As previously disclosed, the Company converted its defined benefit plan to a cash balance defined benefit plan during the period which resulted in a $54.9 million after-tax increase to other comprehensive income and shareholders’ equity.
•At December 31, 2020, book value per share was $18.36 and tangible book value per share* was $16.34. Please refer to Appendix H for a quarter over quarter comparison of equity accounts.

NET INTEREST INCOME

Net interest income was $103.6 million for the fourth quarter, compared to $98.7 million in the prior quarter, representing an increase of $4.9 million. Included in net interest income in the fourth quarter was a favorable $3.8 million nonrecurring item. Also included in net interest income was $4.1 million and $6.1 million of SBA PPP fee accretion net of deferred cost amortization in the third and fourth quarters, respectively. The increase in PPP fee recognition on a consecutive quarter basis was attributable to an increase in PPP loan forgiveness rates in the fourth quarter. Between September 30 and December 31, 2020, $97.4 million in PPP loans were forgiven through the SBA or otherwise paid down.

The net interest margin on a fully tax equivalent (FTE) basis* was 2.84% for the fourth quarter, representing a 20 basis points decrease from the prior quarter primarily due to the Company’s excess liquidity.

Please refer to Appendix E for a four-quarter trend analysis of the adjusted core margin*.

NONINTEREST INCOME

Noninterest income was $49.6 million for the fourth quarter, compared to $47.7 million for the prior quarter, representing an increase of $1.9 million.

•Insurance commissions increased $0.6 million to $22.4 million in the fourth quarter, compared to $21.9 million in the prior quarter and included a $1.2 million nonrecurring item.
•Service charges on deposit accounts increased $1.0 million on a consecutive quarter basis to $6.0 million, primarily driven by higher account analysis service charges.
•Loan-level interest rate swap revenue was $2.5 million in the fourth quarter, compared to $1.3 million in the prior quarter, representing an increase of $1.2 million primarily driven by an increase in the fair value of these interest rate swap transactions.
•Income on securities held in rabbi trust accounts was $5.5 million in the fourth quarter compared to $3.8 million in the prior quarter, an increase of $1.7 million as strong equity market gains continued in the fourth quarter.
•Mortgage origination activity was strong in the fourth quarter with the gain on sale of loans totaling $3.3 million, up $1.1 million from the prior quarter. This was mostly offset by a $3.1 million reduction in the gain/loss on commitments to sell mortgage loans which is recorded in other income.

Please refer to Appendix B for a reconciliation of operating revenues and expenses.

NONINTEREST EXPENSE

Noninterest expense was $199.2 million for the fourth quarter representing an increase of $89.4 million, or 81%, from the prior quarter noninterest expense of $109.8 million. Fourth quarter noninterest expense included costs associated with the Company’s mutual-to-stock conversion. Excluding expenses related to the mutual-to-stock conversion and certain other non-operating items, noninterest expense on an operating basis* for the third and fourth quarters was $100.8 million and $101.8 million, respectively.

•Charitable contributions expense in the fourth quarter included $91.3 million in expense from the donation of shares of the Company to the EBCF in connection with the Company’s mutual-to-stock conversion and IPO. The Company established a $12.0 million deferred tax valuation allowance in connection with the contribution.
•Salaries and benefits were $70.3 million in the fourth quarter, representing an increase of $3.7 million from the prior quarter primarily due to employee stock ownership plan (“ESOP”) contribution expense of $2.4 million and higher defined contribution supplemental employee retirement plan expense associated with the mark-to-market increase in rabbi trust accounts of $1.4 million noted above.
•Other noninterest expense declined from $12.6 million in the prior quarter to $6.2 million in the fourth quarter, a decline of $6.4 million. The Company recorded impairment charges on tax credit investments of $7.6 million and $3.2 million in the third and fourth quarter, respectively. Included in other noninterest expense are components of the Company’s pension expense which were $1.3 million lower in the fourth quarter compared to the prior quarter. However, this was offset by an increase in pension service cost which is included in salary and benefit expense.

Please refer to Appendix B for a reconciliation of operating revenues and expenses.

ASSET QUALITY

The allowance for credit losses was $113.0 million at December 31, 2020, or 1.16% of total loans, compared to $115.4 million or 1.16% of total loans at September 30, 2020. The Company recorded a fourth quarter provision for credit losses of $0.9 million, compared to $0.7 million in the prior quarter. The Company followed the incurred loss allowance GAAP accounting model at December 31, 2020 and all preceding periods.

Non-performing loans totaled $43.3 million at December 31, 2020 compared to $44.8 million at the end of the prior quarter. The consecutive quarter decline was driven by reduction in nonperforming residential mortgage loans of $0.7 million, a reduction in nonperforming consumer loans of $0.6 million, and a reduction in nonperforming commercial loans of $0.3 million. During the fourth quarter of 2020, the Company recorded total net charge-offs of $3.3 million, or 0.13% of average total loans on an annualized basis compared to $1.9 million and 0.08% in the prior quarter, respectively.

Through June 30, 2020, approximately $946.0 million of loans had been modified due to COVID-19. Loans were modified on full or partial payment deferral pursuant to the criteria established in federal requirements for COVID-19-related loan relief. Most modifications were for a term of six months. At December 31, 2020, approximately $332.7 million in COVID-19 modified loans remained under modified payment terms, down from $701.2 million at September 30, 2020.

Please refer to Appendix F and Appendix G for detail on the Company’s lending exposure to industries which management believes are most likely to experience adverse effects of the COVID-19 pandemic, as well as a detailed breakout on COVID-19 related loan modifications.

CONFERENCE CALL INFORMATION

A conference call and webcast covering Eastern’s fourth quarter 2020 earnings will be held on Friday, January 29, 2021 at 9:00 a.m. Eastern Time. To register for the conference call, please visit the Company’s Investor Relations website at investor.easternbank.com. After registration, a confirmation will be sent through email, including dial in details and unique conference call codes to access the call. Participants are encouraged to register for the conference call at least one day in advance, although registration will be available through the conclusion of the call. The conference call will be simultaneously webcast. Participants may join the webcast on the Company’s Investor Relations website. A replay of the webcast will be made available on demand on this site.

DIVIDEND INITIATED

The Company’s Board of Directors declared a quarterly cash dividend of $0.06 per common share, payable on March 15, 2021, to shareholders of record as of the close of business on March 3, 2021. The Company expects to continue paying quarterly dividends, the declaration, timing and amounts of which remain subject to the discretion of the Company’s Board of Directors.

ANNOUNCEMENT OF THE 2021 ANNUAL MEETING OF SHAREHOLDERS

The Company’s Board of Directors has set the date and time for its 2021 annual meeting of shareholders to be 12:00 p.m. Eastern Time on Monday, May 17, 2021. The annual meeting will be held at the Company’s offices at 265 Franklin Street, Boston, Massachusetts and over the Internet in a virtual meeting format. The record date for shareholders entitled to vote at the meeting will be Monday, March 12, 2021. Shareholders of record will receive additional details and instructions for meeting participation in the proxy materials that will be made available to them in early April.

ABOUT EASTERN BANKSHARES, INC.

Eastern Bankshares, Inc. (NASDAQ Global Select Market: EBC) is the stock holding company for Eastern Bank. Founded in 1818, Boston-based Eastern Bank has more than 110 locations serving communities in eastern Massachusetts, southern and coastal New Hampshire, and Rhode Island, and as of December 31, 2020, Eastern Bank had approximately $16.0 billion in total assets. Eastern provides banking, investment and insurance products and services for consumers and businesses of all sizes, including through its Eastern Wealth Management division and its Eastern Insurance Group subsidiary. Eastern takes pride in its outspoken advocacy and community support that has exceeded $140 million in charitable giving since 1999. An inclusive company, Eastern employs 1,800+ deeply committed professionals who value relationships with their customers, colleagues, and communities. For investor information, visit investor.easternbank.com.

CONTACT

Investor Contact

Jillian Belliveau
Eastern Bankshares, Inc.
InvestorRelations@easternbank.com
781-598-7920

Media Contact

Andrea Goodman
Eastern Bank
a.goodman@easternbank.com
781-598-7847

NON-GAAP FINANCIAL MEASURES

*Denotes a non-GAAP financial measure used in this press release.

A non-GAAP financial measure is defined as a numerical measure of the Company’s historical or future financial performance, financial position or cash flows that excludes (or includes) amounts, or is subject to adjustments that have the effect of excluding (or including) amounts that are included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) in the Company’s statement of income, balance sheet or statement of cash flows (or equivalent statements).

The Company presents non-GAAP financial measures, which management uses to evaluate the Company’s performance, and which exclude the effects of certain transactions that management believes are unrelated to its core business and are therefore not necessarily indicative of its current performance or financial position. Management believes excluding these items facilitates greater visibility for investors into the Company’s core businesses as well as underlying trends that may, to some extent, be obscured by inclusion of such items in the corresponding GAAP financial measures.

There are items in the Company’s financial statements that impact its financial results, but which management believes are unrelated to the Company’s core business. Accordingly, the Company presents noninterest income on an operating basis, total operating revenue, noninterest expense on an operating basis, operating net income, operating earnings per share, operating return on average assets, operating return on average shareholders’ equity, the operating efficiency ratio, and the ratio of noninterest income to total revenue on an operating basis. Each of these figures excludes the impact of such applicable items because management believes such exclusion can provide greater visibility into the Company’s core business and underlying trends. Such items that management does not consider to be core to the Company’s business include (i) income and expenses from investments held in rabbi trusts, (ii) gains and losses on sales of securities available for sale, net, (iii) gains and losses on the sale of other assets, (iv) rabbi trust employee benefits, (v) impairment charges on tax credit investments and associated tax credit benefits, (vi) expenses indirectly associated with the Company’s IPO, (vii) other real estate owned gains, (viii) merger and acquisition expenses, and (ix) the stock donation to the EBCF in connection with the Company’s mutual-to-stock conversion and IPO. The Company does not provide an outlook for its total noninterest expense because it contains expense components, such as expense associated with rabbi trust accounts, which is market-driven, over which the Company cannot exercise control. Accordingly a reconciliation of the Company’s outlook for its noninterest expense on an operating basis to an outlook for total noninterest expense cannot be made available without unreasonable effort.

Management also presents the Company’s core net interest margin which excludes the impact of items management determines as being one-time in nature or not indicative of its core operating results. Such items include the impact of excess liquidity in the form of excess cash volume, PPP loans originated in response to the COVID-19 pandemic, and material purchase accounting adjustments. Similarly, management presents certain asset quality metrics excluding PPP loans which it does not consider to be part of the Company’s core portfolios. These metrics include the ratio of total nonperforming loans to total loans excluding PPP loans, the ratio of the allowance for loan losses to total loans excluding PPP loans, and the ratio of annualized net charge-offs to average total loans excluding PPP loans. The Company anticipates that the vast majority of its PPP loans outstanding at December 31, 2020 will be forgiven during 2021, and to the extent not forgiven, a PPP loan is intended to be 100% guaranteed by the SBA.

Management also presents tangible assets, tangible shareholders’ equity, tangible book value per share, and the ratio of tangible shareholders’ equity to tangible assets, each of which excludes the impact of goodwill and other intangible assets, as management believes these financial measures provide investors with the ability to further assess the Company’s performance, identify trends in its core business and provide a comparison of its capital adequacy to other companies. The Company included the tangible ratios because management believes that investors may find it useful to have access to the same analytical tools used by management to assess performance and identify trends.

These non-GAAP financial measures presented in this press release should not be considered an alternative or substitute for financial results or measures determined in accordance with GAAP or as an indication of the Company’s cash flows from operating activities, a measure of its liquidity position or an indication of funds available for its cash needs. An item which management considers to be non-core and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular period. In addition, management’s methodology for calculating non-GAAP financial measures may differ from the methodologies employed by other banking companies to calculate the same or similar performance measures, and accordingly, the Company’s reported non-GAAP financial measures may not be comparable to the same or similar performance measures reported by other banking companies. Please refer to Appendices A-E for a reconciliations of the Company's GAAP financial measures to the non-GAAP financial measures in this press release.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements, by their nature, are subject to risks and uncertainties. There are many factors that could cause actual results to differ materially from expected results described in the forward-looking statements.

Certain factors that could cause actual results to differ materially from expected results include developments in the Company’s market relating to the COVID-19 pandemic, including the severity and duration of the associated economic slowdown, adverse developments in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary Eastern Bank are engaged. For further discussion of such factors, please see the Company’s most recent reports on Forms S-1 and 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov.

Further, given its ongoing and dynamic nature, it is difficult to predict what continued effects the COVID-19 pandemic will have on the Company's business and results of operations. The COVID-19 pandemic and the related local and national economic disruption may result in a continued decline in demand for the Company's products and services; increased levels of loan delinquencies, problem assets and foreclosures; an increase in the Company's allowance for loan losses; a decline in the value of loan collateral, including real estate; a greater decline in the yield on the Company's interest-earning assets than the decline in the cost of the Company's interest-bearing liabilities; and increased cybersecurity risks, as employees continue to work remotely. Accordingly, you should not place undue reliance on forward-looking statements, which reflect the Company's expectations only as of the date of this document. The Company does not undertake any obligation to update forward-looking statements.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS

Certain information in this release is presented as reviewed by the Company’s management and includes information derived from the Company’s Consolidated Statements of Income, non-GAAP financial measures, and operational and performance metrics. For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of and for the three months ended
(Unaudited, dollars in thousands, except per share amounts)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019

Earnings data
Net interest income	$103,608	$98,742	$98,755	$100,146	$100,921
Noninterest income	49,638	47,709	47,657	33,369	47,277
Total revenue	153,246	146,451	146,412	133,515	148,198
Noninterest expense	199,169	109,817	100,765	95,172	105,619
Pre-tax, pre-provision (loss) income	(45,923)	36,634	45,647	38,343	42,579
Provision for credit losses	900	700	8,600	28,600	1,800
Pre-tax (loss) income	(46,823)	35,934	37,047	9,743	40,779
Net (loss) income	(44,062)	28,505	29,850	8,445	31,238
Operating net income (non-GAAP)	31,612	32,322	27,301	10,858	29,878

Per-share data
(Loss) earnings per share	$(0.26)	n.a.	n.a.	n.a.	n.a.
Operating earnings per share (non-GAAP)	$0.18	n.a.	n.a.	n.a.	n.a.
Book value per share	$18.36	n.a.	n.a.	n.a.	n.a.
Tangible book value per share (non-GAAP)	$16.34	n.a.	n.a.	n.a.	n.a.

Profitability
Return on average assets (1)	(1.11)%	0.80%	0.88%	0.29%	1.08%
Operating return on average assets (non-GAAP) (1)	0.79%	0.90%	0.81%	0.38%	1.03%
Return on average shareholders' equity (1)	(5.61)%	6.65%	7.11%	2.08%	7.69%
Operating return on average shareholders' equity (non-GAAP) (1)	4.02%	7.54%	6.51%	2.67%	7.35%
Net interest margin (FTE) (1)	2.84%	3.04%	3.23%	3.80%	3.83%
Cost of deposits	0.03%	0.06%	0.11%	0.23%	0.26%
Fee income ratio	32.39%	32.58%	32.55%	24.99%	31.90%
Efficiency ratio	129.97%	74.99%	68.82%	71.28%	71.27%
Operating efficiency ratio (non-GAAP)	68.33%	69.95%	68.90%	69.54%	71.10%

Balance Sheet (end of period)
Total assets	$15,964,190	$15,460,594	$13,996,523	$12,343,754	$11,628,775
Total loans (2)	9,706,989	9,911,494	9,979,616	9,080,743	8,981,481
Total deposits	12,155,784	13,332,585	11,846,765	10,309,011	9,551,392
Total loans / total deposits	79.85%	74.34%	84.24%	88.09%	94.03%
PPP loans (2)	$1,007,487	$1,098,883	$1,072,312	$—	$—

Asset quality
Allowance for loan losses (ALLL)	$113,031	$115,432	$116,636	$109,138	$82,297
ALLL / total nonperforming loans (NPLs)	261.33%	257.47%	210.55%	222.34%	188.00%
Total NPLs / total loans	0.45%	0.45%	0.56%	0.54%	0.49%
Total NPLs / total loans (excl. PPP loans) (non-GAAP)	0.50%	0.51%	0.62%	0.54%	0.49%
Net charge-offs (NCOs) / average total loans (1)	0.13%	0.08%	0.04%	0.08%	0.11%
NCOs / average total loans (excl. PPP loans) (non-GAAP) (1)	0.15%	0.09%	0.05%	0.08%	0.11%
Remaining COVID-19 loan modifications (3)	$332,682	$701,227	$945,995	$—	$—

Capital adequacy
Shareholders' equity / assets	21.47%	11.08%	12.10%	13.47%	13.76%
Tangible shareholders' equity / tangible assets (non-GAAP)	19.58%	8.87%	9.67%	10.74%	10.86%

(1) Presented on an annualized basis.
(2) Includes unamortized premiums, net of unearned discounts and deferred fees.
(3) See Appendix G: COVID-19 Related Loan Modifications

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of			Dec 31, 2020 change from
(Unaudited, dollars in thousands)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Sep 30, 2020		Dec 31, 2019
ASSETS				△ $	△ %	△ $	△ %
Cash and due from banks	$116,591	$69,051	$135,503	47,540	69%	(18,912)	(14)%
Short-term investments	1,937,479	2,259,033	227,099	(321,554)	(14)%	1,710,380	753%
Cash and cash equivalents	2,054,070	2,328,084	362,602	(274,014)	(12)%	1,691,468	466%
Securities held for trading	—	—	961	—	—%	(961)	(100)%
Available for sale securities	3,183,861	2,207,672	1,508,236	976,189	44%	1,675,625	111%
Total securities	3,183,861	2,207,672	1,509,197	976,189	44%	1,674,664	111%
Loans held for sale	1,140	4,649	26	(3,509)	(75)%	1,114	4285%
Loans:
Commercial and industrial	1,995,016	2,177,216	1,642,184	(182,200)	(8)%	352,832	21%
Commercial real estate	3,573,630	3,652,312	3,535,441	(78,682)	(2)%	38,189	1%
Commercial construction	305,708	297,508	273,774	8,200	3%	31,934	12%
Business banking	1,339,164	1,251,573	771,498	87,591	7%	567,666	74%
Total commercial loans	7,213,518	7,378,609	6,222,897	(165,091)	(2)%	990,621	16%
Residential real estate	1,370,957	1,373,237	1,428,630	(2,280)	—%	(57,673)	(4)%
Consumer home equity	868,270	890,771	933,088	(22,501)	(3)%	(64,818)	(7)%
Other consumer	277,780	301,624	402,431	(23,844)	(8)%	(124,651)	(31)%
Total Loans	9,730,525	9,944,241	8,987,046	(213,716)	(2)%	743,479	8%
Allowance for loan losses	(113,031)	(115,432)	(82,297)	2,401	(2)%	(30,734)	37%
Unamortized prem./disc. and def. fees	(23,536)	(32,747)	(5,565)	9,211	(28)%	(17,971)	323%
Net Loans	9,593,958	9,796,062	8,899,184	(202,104)	(2)%	694,774	8%
Federal Home Loan Bank stock, at cost	8,805	8,805	9,027	—	—%	(222)	(2)%
Premises and equipment	49,398	50,539	57,453	(1,141)	(2)%	(8,055)	(14)%
Bank-owned life insurance	78,561	78,058	77,546	503	1%	1,015	1%
Goodwill and other intangibles, net	376,534	375,632	377,734	902	—%	(1,200)	—%
Deferred income taxes, net	13,229	19,925	28,207	(6,696)	(34)%	(14,978)	(53)%
Prepaid expenses	148,680	92,473	61,336	56,207	61%	87,344	142%
Other assets	455,954	498,695	246,463	(42,741)	(9)%	209,491	85%
Total Assets	15,964,190	15,460,594	11,628,775	503,596	3%	4,335,415	37%
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand	4,910,794	6,312,479	3,517,447	(1,401,685)	(22)%	1,393,347	40%
Interest checking accounts	2,380,497	2,207,266	1,814,327	173,231	8%	566,170	31%
Savings accounts	1,256,736	1,217,898	971,119	38,838	3%	285,617	29%
Money market investment	3,348,898	3,315,198	2,919,360	33,700	1%	429,538	15%
Certificate of deposits	258,859	279,744	329,139	(20,885)	(7)%	(70,280)	(21)%
Total deposits	12,155,784	13,332,585	9,551,392	(1,176,801)	(9)%	2,604,392	27%
Borrowed funds:
Federal funds purchased	—	—	201,082	—	—%	(201,082)	(100)%
Federal Home Loan Bank advances	14,624	14,773	18,964	(149)	(1)%	(4,340)	(23)%
Escrow deposits of borrowers	13,425	14,664	15,349	(1,239)	(8)%	(1,924)	(13)%
Total borrowed funds	28,049	29,437	235,395	(1,388)	(5)%	(207,346)	(88)%
Other liabilities	352,305	385,200	241,835	(32,895)	(9)%	110,470	46%
Total Liabilities	12,536,138	13,747,222	10,028,622	(1,211,084)	(9)%	2,507,516	25%
Shareholders' equity:
Common stock	1,868	—	—	1,868	—%	1,868	—%
Additional paid-in capital	1,854,068	—	—	1,854,068	—%	1,854,068	—%
Unallocated ESOP common stock	(147,725)	—	—	(147,725)	—%	(147,725)	—%
Retained earnings	1,665,607	1,709,669	1,644,000	(44,062)	(3)%	21,607	1%
Accumulated other comprehensive income (AOCI), net of tax	54,234	3,703	(43,847)	50,531	1365%	98,081	(224)%
Total shareholders' equity	3,428,052	1,713,372	1,600,153	1,714,680	100%	1,827,899	114%
Total liabilities and shareholders' equity	15,964,190	15,460,594	11,628,775	503,596	3%	4,335,415	37%

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended			Three months ended Dec 31, 2020 change from three months ended
(Unaudited, dollars in thousands, except share data)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Sep 30, 2020		Dec 31, 2019

Interest and dividend income:				△ $	△ %	△ $	△ %
Interest and fees on loans	$93,767	$90,704	$97,364	3,063	3%	(3,597)	(4)%
Taxable interest and dividends on available for sale securities	8,493	7,554	7,932	939	12%	561	7%
Non-taxable interest and dividends on available for sale securities	1,879	1,883	1,951	(4)	—%	(72)	(4)%
Interest on federal funds sold and other short-term investments	584	372	720	212	57%	(136)	(19)%
Interest and dividends on trading securities	—	—	6	—	—%	(6)	(100)%
Total interest and dividend income	104,723	100,513	107,973	4,210	4%	(3,250)	(3)%
Interest expense:
Interest on deposits	1,070	1,727	6,115	(657)	(38)%	(5,045)	(83)%
Interest on borrowings	45	44	937	1	2%	(892)	(95)%
Total interest expense	1,115	1,771	7,052	(656)	(37)%	(5,937)	(84)%
Net interest income	103,608	98,742	100,921	4,866	5%	2,687	3%
Provision for allowance for credit losses	900	700	1,800	200	29%	(900)	(50)%
Net interest income after provision for credit losses	102,708	98,042	99,121	4,666	5%	3,587	4%
Noninterest income:
Insurance commissions	22,437	21,884	20,168	553	3%	2,269	11%
Service charges on deposit accounts	6,046	5,052	6,853	994	20%	(807)	(12)%
Trust and investment advisory fees	5,502	5,311	5,058	191	4%	444	9%
Debit card processing fees	2,749	2,721	2,666	28	1%	83	3%
Interest rate swap income (losses)	2,538	1,319	4,691	1,219	92%	(2,153)	(46)%
Income (losses) from investments held in rabbi trusts	5,535	3,800	3,164	1,735	46%	2,371	75%
(Losses) gains on trading securities, net	(1)	—	—	(1)	—%	(1)	—%
Gains on sales of mortgage loans held for sale, net	3,334	2,219	342	1,115	50%	2,992	875%
Gains on sales of securities available for sale, net	3	—	—	3	—%	3	—%
Other	1,495	5,403	4,335	(3,908)	(72)%	(2,840)	(66)%
Total noninterest income	49,638	47,709	47,277	1,929	4%	2,361	5%
Noninterest expense:
Salaries and employee benefits	70,310	66,593	61,317	3,717	6%	8,993	15%
Office occupancy and equipment	8,198	8,294	10,592	(96)	(1)%	(2,394)	(23)%
Data processing	11,354	11,721	12,806	(367)	(3)%	(1,452)	(11)%
Professional services	5,307	5,510	4,750	(203)	(4)%	557	12%
Charitable contributions	91,288	—	3,040	91,288	—%	88,248	2903%
Marketing	2,823	1,943	3,266	880	45%	(443)	(14)%
Loan expenses	2,025	1,554	1,436	471	30%	589	41%
FDIC insurance	946	938	78	8	1%	868	1113%
Amortization of intangible assets	755	699	885	56	8%	(130)	(15)%
Other	6,163	12,565	7,449	(6,402)	(51)%	(1,286)	(17)%
Total noninterest expense	199,169	109,817	105,619	89,352	81%	93,550	89%
(Loss) Income before income tax (benefit) expense	(46,823)	35,934	40,779	(82,757)	(230)%	(87,602)	(215)%
Income tax (benefit) expense	(2,761)	7,429	9,541	(10,190)	(137)%	(12,302)	(129)%
Net (loss) income	(44,062)	28,505	31,238	(72,567)	(255)%	(75,300)	(241)%

Share data:
Weighted average common shares outstanding	171,812,535	n.a.	n.a.
(Loss) earnings per share	$(0.26)	n.a.	n.a.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Twelve months ended
(Unaudited, dollars in thousands, except share data)	Dec 31, 2020	Dec 31, 2019	Change

Interest and dividend income:			△ $	△ %
Interest and fees on loans	$372,152	$402,092	(29,940)	(7)%
Taxable interest and dividends on available for sale securities	31,825	31,400	425	1%
Non-taxable interest and dividends on available for sale securities	7,588	8,306	(718)	(9)%
Interest on federal funds sold and other short-term investments	1,757	2,977	(1,220)	(41)%
Interest and dividends on trading securities	6	242	(236)	(98)%
Total interest and dividend income	413,328	445,017	(31,689)	(7)%
Interest expense:
Interest on deposits	11,315	27,301	(15,986)	(59)%
Interest on borrowings	762	6,452	(5,690)	(88)%
Total interest expense	12,077	33,753	(21,676)	(64)%
Net interest income	401,251	411,264	(10,013)	(2)%
Provision for allowance for credit losses	38,800	6,300	32,500	516%
Net interest income after provision for credit losses	362,451	404,964	(42,513)	(10)%
Noninterest income:
Insurance commissions	94,495	90,587	3,908	4%
Service charges on deposit accounts	21,560	27,043	(5,483)	(20)%
Trust and investment advisory fees	21,102	19,653	1,449	7%
Debit card processing fees	10,277	10,452	(175)	(2)%
Interest rate swap (losses) income	(1,381)	4,362	(5,743)	(132)%
Income from investments held in rabbi trusts	10,337	9,866	471	5%
(Losses) gains on trading securities, net	(4)	1,297	(1,301)	(100)%
Gains on sales of mortgage loans held for sale, net	7,066	795	6,271	789%
Gains on sales of securities available for sale, net	288	2,016	(1,728)	(86)%
Other	14,633	16,228	(1,595)	(10)%
Total noninterest income	178,373	182,299	(3,926)	(2)%
Noninterest expense:
Salaries and employee benefits	261,827	252,238	9,589	4%
Office occupancy and equipment	33,796	36,458	(2,662)	(7)%
Data processing	45,259	45,939	(680)	(1)%
Professional services	18,902	15,958	2,944	18%
Charitable contributions	95,272	12,905	82,367	638%
Marketing	8,879	9,619	(740)	(8)%
Loan expenses	6,727	4,593	2,134	46%
FDIC insurance	3,734	1,878	1,856	99%
Amortization of intangible assets	2,857	3,542	(685)	(19)%
Other	27,670	29,554	(1,884)	(6)%
Total noninterest expense	504,923	412,684	92,239	22%
Income before income tax expense	35,901	174,579	(138,678)	(79)%
Income tax expense	13,163	39,481	(26,318)	(67)%
Net income	22,738	135,098	(112,360)	(83)%

Share data:
Weighted average common shares outstanding	171,812,535	n.a.
Earnings per share	$0.13	n.a.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
AVERAGE BALANCES, INTEREST, YIELDS AND RATES, AND NET INTEREST MARGIN

	As of and for the three months ended
	Dec 31, 2020			Sep 30, 2020			Dec 31, 2019
(Unaudited, dollars in thousands)	Avg. Balance	Interest	Yield / Cost (5)	Avg. Balance	Interest	Yield / Cost (5)	Avg. Balance	Interest	Yield / Cost (5)
Interest-earning assets:
Loans (1):
Commercial	$7,265,156	$73,289	4.01%	$7,314,805	$69,127	3.76%	$6,179,761	$70,751	4.54%
Residential	1,367,073	11,641	3.39%	1,390,719	12,269	3.51%	1,438,677	13,368	3.69%
Consumer	1,164,468	9,621	3.29%	1,209,340	10,091	3.32%	1,360,677	14,021	4.09%
Total loans	9,796,697	94,551	3.84%	9,914,864	91,487	3.67%	8,979,115	98,140	4.34%
Investment securities	2,627,679	10,945	1.66%	1,712,928	10,007	2.32%	1,455,386	10,482	2.86%
Cash and other short-term investments	2,291,118	584	0.10%	1,462,047	372	0.10%	173,906	720	1.64%
Total interest earning assets	14,715,494	106,080	2.87%	13,089,839	101,866	3.10%	10,608,407	109,342	4.09%
Non-interest-earning assets	1,123,550			1,139,440			897,539
Total assets	$15,839,044			$14,229,279			$11,505,946

Interest-bearing liabilities:
Deposits:
Savings	$1,232,669	$62	0.02%	$1,187,083	$62	0.02%	$970,019	$53	0.02%
Interest checking	2,282,786	232	0.04%	2,307,972	334	0.06%	1,722,176	727	0.17%
Money market	3,362,335	609	0.07%	3,311,847	1,051	0.13%	2,941,944	4,655	0.63%
Time deposits	267,378	167	0.25%	294,025	280	0.38%	326,741	680	0.83%
Total interest-bearing deposits	7,145,168	1,070	0.06%	7,100,927	1,727	0.10%	5,960,880	6,115	0.41%
Borrowings	25,529	45	0.70%	25,478	44	0.69%	231,668	937	1.60%
Total interest-bearing liabilities	7,170,697	1,115	0.06%	7,126,405	1,771	0.10%	6,192,548	7,052	0.45%
Demand deposit accounts	5,167,221			5,034,474			3,474,922
Other non-interest-bearing liabilities	376,197			362,073			226,909
Total liabilities	12,714,115			12,522,952			9,894,379
Shareholders' equity	3,124,929			1,706,327			1,611,567
Total liabilities and shareholders' equity	$15,839,044			$14,229,279			$11,505,946

Net interest income - FTE		$104,965			$100,095			$102,290
Net interest rate spread (2)			2.81%			3.00%			3.64%
Net interest-earning assets (3)	$7,544,797			$5,963,434			$4,415,859
Net interest margin - FTE (4)			2.84%			3.04%			3.83%

(1) Non-accrual loans are included in Loans.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
(5) Presented on an annualized basis.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
AVERAGE BALANCES, INTEREST, YIELDS AND RATES, AND NET INTEREST MARGIN

	As of and for twelve months ended
	Dec 31, 2020			Dec 31, 2019
(Unaudited, dollars in thousands)	Avg. Balance	Interest	Yield / Cost	Avg. Balance	Interest	Yield / Cost
Interest-earning assets:
Loans (1):
Commercial	$7,014,044	$281,816	4.02%	$6,089,410	$291,055	4.78%
Residential	1,400,907	49,767	3.55%	1,439,845	53,736	3.73%
Consumer	1,236,893	43,729	3.54%	1,419,692	60,009	4.23%
Total loans	9,651,844	375,312	3.89%	8,948,947	404,800	4.52%
Investment securities	1,826,121	41,730	2.29%	1,435,719	42,494	2.96%
Cash and other short-term investments	1,288,714	1,758	0.14%	144,856	2,977	2.06%
Total interest earning assets	12,766,679	418,800	3.28%	10,529,522	450,271	4.28%
Non-interest-earning assets	1,097,064			874,588
Total assets	$13,863,743			$11,404,110

Interest-bearing liabilities:
Deposits:
Savings	$1,123,584	$242	0.02%	$991,244	$210	0.02%
Interest checking	2,227,185	2,033	0.09%	1,842,993	3,947	0.21%
Money market	3,212,752	7,492	0.23%	2,769,934	19,150	0.69%
Time deposits	300,381	1,548	0.52%	392,035	3,994	1.02%
Total interest-bearing deposits	6,863,902	11,315	0.16%	5,996,206	27,301	0.46%
Borrowings	72,101	762	1.06%	291,413	6,452	2.21%
Total interest-bearing liabilities	6,936,003	12,077	0.17%	6,287,619	33,753	0.54%
Demand deposit accounts	4,535,066			3,369,375
Other non-interest-bearing liabilities	352,518			203,925
Total liabilities	11,823,587			9,860,919
Shareholders' equity	2,040,156			1,543,191
Total liabilities and shareholders' equity	$13,863,743			$11,404,110

Net interest income - FTE		$406,723			$416,518
Net interest rate spread (2)			3.11%			3.74%
Net interest-earning assets (3)	$5,830,676			$4,241,903
Net interest margin - FTE (4)			3.19%			3.96%

(1) Non-accrual loans are included in Loans.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
ASSET QUALITY - NON-PERFORMING ASSETS (1)

	As of
	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
(Unaudited, dollars in thousands)
Non-accrual loans:
Commercial	$30,059	$28,968	$31,273	$38,054	$34,093
Residential	6,815	7,419	11,693	5,594	5,598
Consumer	4,131	4,727	9,374	4,085	2,760
Total non-accrual loans	41,005	41,114	52,340	47,733	42,451
Accruing loans past due 90 days or more:
Commercial	1,959	3,384	2,802	1,345	1,315
Residential	279	326	244	—	—
Consumer	9	9	9	9	9
Total accruing loans past due 90 days or more	2,247	3,719	3,055	1,354	1,324
Total non-performing loans	43,252	44,833	55,395	49,087	43,775
Other real estate owned	—	40	40	40	—
Other non-performing assets:	—	—	—	—	—
Total non-performing assets	$43,252	$44,873	$55,435	$49,127	$43,775
Total accruing troubled debt restructured loans	$41,095	$39,881	$40,691	$41,880	$48,623
Total non-performing loans to total loans	0.45%	0.45%	0.56%	0.54%	0.49%
Total non-performing assets to total assets	0.27%	0.29%	0.40%	0.40%	0.38%

(1) Non-performing assets are comprised of nonperforming loans (“NPLs”), other real estate owned (“OREO”) and non-performing securities. NPLs consist of non-accrual loans and loans that are more than 90 days past due but still accruing interest. OREO consists of real estate properties, which primarily serve as collateral to secure the Company’s loans, that it controls due to foreclosure. These properties are recorded at the lower of cost or fair value less estimated costs to sell on the date the Company obtains control.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
ASSET QUALITY - PROVISION, ALLOWANCE, AND NET CHARGE OFFS

	Three months ended
	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
(Unaudited, dollars in thousands)
Average total loans	$9,796,697	$9,914,731	$9,875,110	$9,016,223	$8,979,115
Allowance for loan losses, beginning of the period	$115,432	$116,636	$109,138	$82,297	$83,022
Charged-off loans:
Commercial and industrial	1,603	140	27	—	851
Commercial real estate	—	—	24	—	—
Commercial construction	—	—	—	—	—
Business banking	1,433	1,179	1,198	1,337	1,534
Residential real estate	—	—	—	—	—
Consumer home equity	79	22	—	473	14
Other consumer	713	1,077	15	533	541
Total charged-off loans	3,828	2,418	1,264	2,343	2,940
Recoveries on loans previously charged-off:
Commercial and industrial	92	306	58	322	210
Commercial real estate	220	4	5	1	2
Commercial construction	—	—	—	—	—
Business banking	47	91	27	127	112
Residential real estate	9	43	13	60	17
Consumer home equity	100	31	8	14	8
Other consumer	59	39	51	60	66
Total recoveries	527	514	162	584	415
Net loans charged-off (recoveries):
Commercial and industrial	1,511	(166)	(31)	(322)	641
Commercial real estate	(220)	(4)	19	(1)	(2)
Commercial construction	—	—	—	—	—
Business banking	1,386	1,088	1,171	1,210	1,422
Residential real estate	(9)	(43)	(13)	(60)	(17)
Consumer home equity	(21)	(9)	(8)	459	6
Other consumer	654	1,038	(36)	473	475
Total net loans charged-off	3,301	1,904	1,102	1,759	2,525
Provision for loan losses	900	700	8,600	28,600	1,800
Total allowance for loan losses, end of period	$113,031	$115,432	$116,636	$109,138	$82,297
Net charge-offs to average total loans outstanding during this period (1)	0.13%	0.08%	0.04%	0.08%	0.11%
Allowance for loan losses as a percent of total loans	1.16%	1.16%	1.17%	1.20%	0.92%
Allowance for loan losses as a percent of nonperforming loans	261.33%	257.47%	210.55%	222.34%	188.00%

(1) Presented on an annualized basis.

APPENDIX A: Reconciliation of Non-GAAP Earnings Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	Three Months Ended
(Unaudited, dollars in thousands, except share data)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019

Net income (GAAP)	$(44,062)	$28,505	$29,850	$8,445	$31,238
Add:
Noninterest income components:
(Income) loss from investments held in rabbi trusts	(5,535)	(3,800)	(7,745)	6,743	(3,164)
(Gain) loss on sales of securities available for sale, net	(3)	—	(163)	(122)	—
(Gain) loss on sale of other assets	(49)	71	27	(29)	(29)
Noninterest expense components:
Rabbi trust employee benefit expense (income)	2,838	1,445	3,985	(3,479)	1,554
Impairment charge on tax credit investments	3,189	7,590	—	—	—
Indirect initial public offering costs (1)	—	549	380	270	—
(Gain) loss on sale of other real estate owned	(61)	(546)	—	—	—
Merger and acquisition expenses	90	—	—	—	—
Stock donation to the Eastern Bank Charitable Foundation	91,287	—	—	—	—
Total impact of non-GAAP adjustments	91,756	5,309	(3,516)	3,383	(1,639)
Less net tax benefit (expense) associated with non-GAAP adjustment (2)	16,082	1,492	(967)	970	(279)
Non-GAAP adjustments, net of tax	$75,674	$3,817	$(2,549)	$2,413	$(1,360)
Operating net income (non-GAAP)	$31,612	$32,322	$27,301	$10,858	$29,878

Weighted average common shares outstanding during the period:
Basic	171,812,535	—	—	—	—
Diluted	171,812,535	—	—	—	—

(Loss) earnings per share, basic	$(0.26)	n.a.	n.a.	n.a.	n.a.
(Loss) earnings per share, diluted	$(0.26)	n.a.	n.a.	n.a.	n.a.

Operating earnings per share, basic (non-GAAP)	$0.18	n.a.	n.a.	n.a.	n.a.
Operating earnings per share, diluted (non-GAAP)	$0.18	n.a.	n.a.	n.a.	n.a.

Return on average assets (3)	(1.11)%	0.80%	0.88%	0.29%	1.08%
Add:
(Income) loss from investments held in rabbi trusts (3)	(0.14)%	(0.11)%	(0.23)%	0.23%	(0.11)%
(Gain) loss on sales of securities available for sale, net (3)	—%	—%	—%	—%	—%
(Gain) loss on sale of other assets (3)	—%	—%	—%	—%	—%
Rabbi trust employee benefit expense (income) (3)	0.07%	0.04%	0.12%	(0.12)%	0.05%
Impairment charge on tax credit investments (3)	0.08%	0.21%	—%	—%	—%
Indirect initial public offering costs (1) (3)	—%	0.02%	0.01%	0.01%	—%
(Gain) loss on sale of other real estate owned (3)	—%	(0.02)%	—%	—%	—%
Merger and acquisition expenses (3)	—%	—%	—%	—%	—%
Stock donation to the EBCF (3)	2.29%	—%	—%	—%	—%
Less net tax benefit (expense) associated with non-GAAP adjustment (2) (3)	0.40%	0.04%	(0.03)%	0.03%	(0.01)%
Operating return on average assets (non-GAAP) (3)	0.79%	0.90%	0.81%	0.38%	1.03%

Return on average shareholders' equity (3)	(5.61)%	6.65%	7.11%	2.08%	7.69%
Add:
(Income) loss from investments held in rabbi trusts (3)	(0.70)%	(0.89)%	(1.84)%	1.66%	(0.78)%
(Gain) loss on sales of securities available for sale, net (3)	—%	—%	(0.04)%	(0.03)%	—%
(Gain) loss on sale of other assets (3)	(0.01)%	0.02%	0.01%	(0.01)%	(0.01)%
Rabbi trust employee benefit expense (income) (3)	0.36%	0.34%	0.95%	(0.86)%	0.38%
Impairment charge on tax credit investments (3)	0.41%	1.77%	—%	—%	—%
Indirect initial public offering costs (1) (3)	—%	0.13%	0.09%	0.07%	—%
(Gain) loss on sale of other real estate owned (3)	(0.01)%	(0.13)%	—%	—%	—%
Merger and acquisition expenses (3)	—%	—%	—%	—%	—%
Stock donation to the EBCF (3)	11.62%	—%	—%	—%	—%
Less net tax benefit (expense) associated with non-GAAP adjustment (2) (3)	2.05%	0.35%	(0.23)%	0.24%	(0.07)%
Operating return on average shareholders' equity (non-GAAP) (3)	4.02%	7.54%	6.51%	2.67%	7.35%

(1) Reflects costs associated with the Company's initial public offering that are indirectly related to the offering and were not recorded as a reduction of capital.
(2) The net tax benefit (expense) associated with these items is determined by assessing whether each item is included or excluded from net taxable income and applying the Company's combined statutory tax rate only to those items included in net taxable income. Additionally, the net tax benefit (expense) for the impairment charge of tax credit investment includes associated tax credit benefits.
(3) Ratios have been annualized.

APPENDIX B: Reconciliation of Non-GAAP Operating Revenues and Expenses

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	Three Months Ended
	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
(Unaudited, dollars in thousands)
Net interest income (GAAP)	$103,608	$98,742	$98,755	$100,146	$100,921
Add:
Tax-equivalent adjustment (non-GAAP)	1,357	1,353	1,378	1,368	1,369
Fully-taxable equivalent net interest income (non-GAAP)	$104,965	$100,095	$100,133	$101,514	$102,290

Noninterest income (GAAP)	$49,638	$47,709	$47,657	$33,369	$47,277
Less:
Income (loss) from investments held in rabbi trusts	5,535	3,800	7,745	(6,743)	3,164
Gain (loss) on sales of securities available for sale, net	3	—	163	122	—
Gain (loss) on sale of other assets	49	(71)	(27)	29	29
Noninterest income on an operating basis (non-GAAP)	$44,051	$43,980	$39,776	$39,961	$44,084

Noninterest expense (GAAP)	$199,169	$109,817	$100,765	$95,172	$105,619
Less:
Rabbi trust employee benefit expense (income)	2,838	1,445	3,985	(3,479)	1,554
Impairment charge on tax credit investments	3,189	7,590	—	—	—
Indirect initial public offering costs (1)	—	549	380	270	—
(Gain) loss on sale of other real estate owned	(61)	(546)	—	—	—
Merger and acquisition expenses	90	—	—	—	—
Stock donation to the Eastern Bank Charitable Foundation	91,287	—	—	—	—
Noninterest expense on an operating basis (non-GAAP)	$101,826	$100,779	$96,400	$98,381	$104,065

Total revenue (GAAP)	$153,246	$146,451	$146,412	$133,515	$148,198
Total operating revenue (non-GAAP)	$149,016	$144,075	$139,909	$141,475	$146,374

Efficiency ratio (GAAP)	129.97%	74.99%	68.82%	71.28%	71.27%
Operating efficiency ratio (non-GAAP)	68.33%	69.95%	68.90%	69.54%	71.10%

Noninterest income / total revenue (GAAP)	32.39%	32.58%	32.55%	24.99%	31.90%
Noninterest income / total revenue on an operating basis (non-GAAP)	29.56%	30.53%	28.43%	28.25%	30.12%

(1) Reflects costs associated with the Company's initial public offering that are indirectly related to the offering and were not recorded as a reduction of capital.

APPENDIX C: Reconciliation of Non-GAAP Capital Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of
	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
(Unaudited, dollars in thousands, except share data)
Tangible shareholders' equity:
Total shareholders' equity (GAAP)	$3,428,052	$1,713,372	$1,693,630	$1,662,734	$1,600,153
Less: Goodwill and other intangibles	376,534	375,632	376,331	377,033	377,734
Tangible shareholders' equity (non-GAAP)	3,051,518	1,337,740	1,317,299	1,285,701	1,222,419

Tangible assets:
Total assets (GAAP)	15,964,190	15,460,594	13,996,523	12,343,754	11,628,775
Less: Goodwill and other intangibles	376,534	375,632	376,331	377,033	377,734
Tangible assets (non-GAAP)	$15,587,656	$15,084,962	$13,620,192	$11,966,721	$11,251,041

Shareholders' equity to assets ratio (GAAP)	21.5%	11.1%	12.1%	13.5%	13.8%
Tangible shareholders' equity to tangible assets ratio (non-GAAP)	19.6%	8.9%	9.7%	10.7%	10.9%

Common shares outstanding	186,758,154	—	—	—	—

Book value per share (GAAP)	$18.36	n.a.	n.a.	n.a.	n.a.
Tangible book value per share (non-GAAP)	$16.34	n.a.	n.a.	n.a.	n.a.

APPENDIX D: Reconciliation of Non-GAAP Credit Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of
(Unaudited, dollars in thousands)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019

Total loans excluding PPP loans:
Total loans (GAAP)	$9,706,989	$9,911,494	$9,979,616	$9,080,743	$8,981,481
Less: PPP loans	1,007,487	1,098,883	1,072,312	—	—
Total loans excluding PPP loans (non-GAAP)	$8,699,502	$8,812,611	$8,907,304	$9,080,743	$8,981,481

Total nonperforming loans (NPLs) (GAAP)	$43,252	$44,833	$55,395	$49,087	$43,775

Total NPLs / total loans (GAAP)	0.45%	0.45%	0.56%	0.54%	0.49%
Total NPLs / total loans (excl. PPP loans) (non-GAAP)	0.50%	0.51%	0.62%	0.54%	0.49%

Allowance for loan losses (ALLL) (GAAP)	$113,031	$115,432	$116,636	$109,138	$82,297

ALLL / total loans (GAAP)	1.16%	1.16%	1.17%	1.20%	0.92%
ALLL / total loans (excl. PPP loans) (non-GAAP)	1.30%	1.31%	1.31%	1.20%	0.92%

	As of and for the three months ended
(Unaudited, dollars in thousands)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019

Average total loans excluding PPP Loans:
Average total loans (GAAP)	$9,796,697	$9,914,731	$9,875,110	$9,016,223	$8,979,115
Less: Average PPP loans	1,076,155	1,091,464	818,665	—	—
Average total loans excluding PPP loans (non-GAAP)	$8,720,542	$8,823,267	$9,056,445	$9,016,223	$8,979,115

Total net loans charged-off (NCOs) (GAAP)	$3,301	$1,904	$1,102	$1,759	$2,525

NCOs / Average total loans (GAAP) (1)	0.13%	0.08%	0.04%	0.08%	0.11%
NCOs / Average total loans (excl. PPP loans) (non-GAAP) (1)	0.15%	0.09%	0.05%	0.08%	0.11%

(1) Presented on an annualized basis

Appendix E: Reconciliation of Non-GAAP Core Margin

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of and for the three months ended
	Dec 31, 2020			Sep 30, 2020
(Unaudited, dollars in thousands)	Volume	Interest	Margin Impact (1)	Volume	Interest	Margin Impact (1)

Reported total average interest earnings assets, net interest income, and net interest margin (2)	$14,715,494	$104,965	2.84%	$13,089,839	$100,095	3.04%
Non-GAAP adjustments:
PPP loan volume earning 1%	(1,076,155)	(2,741)	0.14%	(1,091,464)	(2,795)	0.18%
SBA PPP loan fee accretion, net of deferred origination cost amortization	—	(6,102)	(0.16)%	—	(4,125)	(0.13)%
Excess cash (3)	(1,996,808)	(502)	0.43%	(1,200,250)	(302)	0.30%
Deferred loan fee income adjustment	—	(3,774)	(0.10)%	—	—	—%
Core margin (Non-GAAP) (4)	$11,642,531	$91,846	3.14%	$10,798,125	$92,873	3.42%

Core margin change from prior quarter			(0.28)%			(0.09)%

	Jun 30, 2020			Mar 31, 2020
	Volume	Interest	Margin Impact (1)	Volume	Interest	Margin Impact (1)

Reported total average interest earnings assets, net interest income, and net interest margin (2)	$12,479,343	$100,137	3.23%	$10,757,076	$101,513	3.80%
Non-GAAP adjustments:
PPP loan volume earning 1%	(818,665)	(2,175)	0.15%	—	—	—%
SBA PPP loan fee accretion, net of deferred origination cost amortization	—	(3,655)	(0.12)%	—	—	—%
Excess cash (3)	(898,745)	(223)	0.24%	(25,298)	(54)	0.01%
Deferred loan fee income adjustment	—	—	—%	—	—	—%
Core margin (Non-GAAP) (4)	$10,761,933	$94,084	3.52%	$10,731,778	$101,459	3.80%

Core margin change from prior quarter			(0.29)%

(1) Presented on an annualized basis.
(2) Presented on an fully taxable equivalent basis.
(3) Cash above 2% of average total earning assets at yield of 10, 10, 10, and 86 basis points in quarters four, three, two, and one, respectively.
(4) Core margin is the margin that results from the combined volume and interest adjustments taken together.

APPENDIX F: Commercial Loan Portfolio Exposure to High-risk Industries

High-risk industries are those industries that the Company believes will likely experience the most adverse effects of COVID-19.

As of December 31, 2020
Industry	Loan balance (Dollars in thousands)	Balance as a percent of total loans	COVID-19 modification as a percent of loan type
Retail (1)	$496,358	5.1%	2.1%
Restaurants	197,388	2.0%	12.7%
Hotels	178,696	1.8%	51.4%
Construction contractors financing	89,466	0.9%	1.0%
Auto dealerships	79,486	0.8%	—%
Other high risk	85,132	0.9%	2.7%
All impacted industries total	1,126,526	11.6%	11.6%
Remaining commercial and business banking	6,086,992	62.6%	2.8%
Total Commercial and business banking	7,213,518	74.1%	4.2%
All Other Loans	2,517,007	25.9%	1.3%
Total	$9,730,525	100.0%	3.4%

(1) The retail segment contains all retail commercial real estate loans and non-essential commercial and industrial retail loans.

APPENDIX G: COVID-19 Related Loan Modifications

	Total COVID-19 Modifications as of June 30, 2020		Remaining COVID-19 Modifications as of September 30, 2020 (1)		Remaining COVID-19 Modifications as of December 31, 2020 (1)
(Dollars in thousands)	Total Modifications	% of Total Loan Balance	Remaining Modifications	% of Total Loan Balance	Remaining Modifications	% of Total Loan Balance

Portfolio
Commercial and industrial	$157,384	6.9%	$99,630	4.6%	$34,076	1.7%
Commercial real estate	546,002	15.2%	414,233	11.3%	231,794	6.5%
Commercial construction	12,890	4.6%	13,330	4.5%	10,987	3.6%
Business Banking	106,886	8.7%	64,369	5.1%	23,434	1.8%
Residential real estate	92,775	6.6%	95,260	6.9%	26,772	2.0%
Consumer home equity	18,603	2.1%	10,093	1.1%	3,432	0.4%
Other Consumer	11,455	3.4%	4,312	1.4%	2,187	0.8%
Total	$945,995	9.5%	$701,227	7.1%	$332,682	3.4%

(1) Remaining COVID-19 modifications reflect those loans which underwent a modification and have not yet resumed payment. The Company defines a modified loan to have resumed payment if it is one month past the modification end date and not more than 30 days past due.

APPENDIX H: Shareholders’ Equity Roll-forward Analysis

	As of		Dec 31, 2020 change from
	Dec 31, 2020	Sep 30, 2020	Sep 30, 2020
(Unaudited, dollars in thousands, except per share amounts)			△	△ per share

Common stock	$1,868	$—	$1,868	$0.01
Additional paid in capital	1,854,068	—	1,854,068	9.93
Unallocated ESOP common stock	(147,725)	—	(147,725)	(0.79)
Retained earnings	1,665,607	1,709,669	(44,062)	(0.24)
AOCI, net of tax - available for sale securities	45,672	43,956	1,716	0.01
AOCI, net of tax - pension	(21,253)	(76,164)	54,911	0.29
AOCI, net of tax - cash flow hedge	29,815	35,911	(6,096)	(0.03)
Total shareholders' equity:	$3,428,052	$1,713,372	$1,714,680	$9.18
Less: Goodwill and other intangibles	376,534	375,632	902	—
Tangible shareholders' equity (non-GAAP)	$3,051,518	$1,337,740	$1,713,778	$9.18

Common shares outstanding	186,758,154	—

Per share:
Common stock	$0.01	n.a.
Additional paid in capital	9.93	n.a.
Unallocated ESOP common stock	(0.79)	n.a.
Retained earnings	8.92	n.a.
AOCI, net of tax - available for sale securities	0.24	n.a.
AOCI, net of tax - pension	(0.11)	n.a.
AOCI, net of tax - cash flow hedge	0.16	n.a.
Total shareholders' equity:	$18.36	n.a.
Less: Goodwill and other intangibles	2.02	n.a.
Tangible shareholders' equity (non-GAAP)	$16.34	n.a.